Exhibit 99.1

Extant Aerospace Announces Acquisition of NavCom Defense Electronics, Inc Assets and Intellectual Property
Melbourne, Florida, October 1, 2018 - Extant Aerospace (Extant), the leader in licensing, obsolescence management, and lifecycle sustainment services for aerospace avionics, electronics, and electromechanical products, announced today that it has completed the acquisition of substantially all of the assets and technical data rights from the Corona California operations of NavCom Defense Electronics, Inc. (NavCom) for approximately $27 million in cash. NavCom’s annual revenues are approximately $13 million.
One of NavCom’s primary products is the mission-critical AN/APN-232 Combined Altitude Radar Altimeter (CARA) system which includes NavCom’s proprietary design Receiver Transmitter (RT) with its core RF Assembly technology and a newly developed Signal Data Converter (SDC) that can provide interface to a wide range of safety-critical avionics systems including Automatic Dependent Surveillance-Broadcast (ADS-B), Traffic Collision Avoidance Systems (TCAS) Ground Proximity Warning Systems (GPWS) and the Automatic Ground Collision Avoidance System (A-GCAS).
“We are very pleased to add NavCom and its iconic CARA system to our business portfolio and proud to have earned the confidence and trust of NavCom’s management in Extant’s ability to sustain the system into the future”, said Jim Gerwien, President of Extant Aerospace.
“The system aligns very well with Extant’s core business focus and unique supporting infrastructure for the sustainment of complex electronic systems and we will continue to produce and maintain CARA products with a high level of service and reliability for many

Exhibit 99.1

About Extant Aerospace
Extant Aerospace (www.extantaerospace.com), a subsidiary of TransDigm Group Incorporated (NYSE:TDG), with headquarters in Melbourne, FL, specializes in supporting Original Equipment Manufacturers (OEMs) with product licensing, obsolescence management and reengineering, lifecycle sustainment, and counterfeit prevention services for aging, non-core electronics, avionics and electromechanical products used in various, military, business and general aviation, and commercial airline applications.
Extant’s programs and resources provide a high quality solution to the challenges that often accompany the continuing aftermarket support of these systems and components and enable OEMs to focus their resources on more current products and new product research and development. Extant is well positioned with both the technical expertise and capital resources needed to provide OEMs with immediate value for non-core assets, a timely and successful product line transition, and a continuing high level of aftermarket customer service and support.
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